Exhibit 99.4

MARKET INFORMATION AND GRAPHS

		GFI (JSE)	HAR (JSE)	ANG (JSE)	Gold
Value	15 Oct 04	R94.00	R83.50	R239.00	$418.10
Destroyed	01 Dec 04	R81.75	R61.50	R231.51	$452.85
02 Dec 04	% Change	-13.03%	-26.35%	-3.13%	7.67%
	(Loss)/Gain	(R6.02bn)	(R7.06bn)	(R1.98bn)

Total value destroyed to date by the Harmony bid: R13.08bn

RELATIVE SHARE PRICES OF GOLD FIELDS, HARMONY
AND ANGLO GOLD ASHANTI SINCE OCTOBER 15 2004.

GOLD PRICE